Exhibit 99.2

UDR, Inc. and Apollo Form $2.0 Billion Strategic Partnership

Denver & New York, October 21, 2026 – UDR, Inc. (NYSE: UDR), a multifamily real estate investment trust, and Apollo (NYSE: APO) today announced their intention to form a new, long-term joint venture involving a diversified portfolio of apartment communities. The joint venture will own a portfolio of 19 high-quality communities totaling 7,059 apartment homes and valued at approximately $2.0 billion.

Under the terms of the transaction, UDR will continue to operate and manage the portfolio for which it will earn an asset management fee. Apollo-managed funds and affiliates (“Apollo”) will invest $1.34 billion of equity capital into a newly established joint venture, acquiring an approximate two-thirds interest. UDR will retain a one-third interest and consolidate the joint venture. The transaction, once completed, is expected to imply a capitalization rate of approximately 6.0% for a portfolio with average revenue per home of $2,058 and an age of 39 years. UDR will also retain an option to repurchase Apollo’s interest in the joint venture at an expected 7.00-7.50% fixed return for a finite period starting at the fifth anniversary of closing.

“We are delighted for the opportunity to partner with Apollo, one of the world’s leading financial institutions. We believe that our best-in-class operating platform positions UDR as a natural fit with Apollo’s scaled permanent capital base. Access to equity capital is one of UDR’s strategic priorities. With this transaction, we believe we will be positioned to take advantage of compelling opportunities in the marketplace, while improving the quality of our wholly-owned portfolio and strengthening our balance sheet, all in an accretive manner. Our shareholders will benefit not only from the flexibility to move assets in and out of our newly established joint venture, but also from the ability to realize outsized value creation over time,” said Tom Toomey, UDR’s Chairman, President, and CEO.

Apollo Partner Jamshid Ehsani said, " We are proud to serve as a capital partner to UDR. UDR is a recognized leader in the real estate industry with a track record of operational excellence and disciplined capital allocation. This transaction provides a cost-efficient capital solution tailored to UDR’s needs. Apollo’s investment further demonstrates the ability of our High Grade Capital Solutions business to partner with and support leading companies around the world."

“UDR’s partnership with Apollo provides access to a new, low-cost permanent source of equity capital. We expect the transaction to be accretive to earnings and intend to deploy the proceeds into higher-growth assets and other general corporate purposes. Proceeds will also be utilized for debt reduction, strengthening the balance sheet at an opportune moment,” said Dave Bragg, UDR’s Chief Financial Officer.

The transaction is expected to close on October 29, 2026, subject to execution of the documentation, and customary closing conditions.

Citigroup Global Markets Inc. and Wells Fargo Securities, LLC acted as structuring agents and financial advisors to UDR. Scotiabank acted as financial advisor to Apollo.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “outlook,” “guidance,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, general market and economic conditions, unfavorable changes in the apartment market and economic conditions that could adversely affect occupancy levels and rental rates, the impact of inflation/deflation on rental rates and property operating expenses, the availability of capital and the stability of the capital markets, the impact of tariffs, geopolitical tensions, conflicts and wars, government shutdowns, and changes in immigration, elevated interest rates, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule or at expected rent and occupancy levels, changes in job growth, home affordability and demand/supply ratio for multifamily housing, development and construction risks that may impact profitability, risks that joint ventures with third parties and Debt and Preferred Equity Program investments do not perform as expected, the failure of automation or technology to help grow net operating income, and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of September 30, 2026, UDR owned or had an ownership position in 60,617 apartment homes, including 634 apartment homes under development. For over 54 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s Investor Relations website at ir.udr.com.

About Apollo

Apollo is a high-growth, global alternative asset manager. In our asset management business, we seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade credit to private equity. For more than three decades, our investing expertise across our fully integrated platform has served the financial return needs of our clients and provided businesses with innovative capital solutions for growth. Through Athene, our retirement services business, we specialize in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Our patient, creative, and knowledgeable approach to investing aligns our clients, businesses we invest in, our employees, and the communities we impact, to expand opportunity and achieve positive outcomes. As of June 30, 2026, Apollo had approximately $1.05 trillion of assets under management. To learn more, please visit www.apollo.com.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135

Contact: Apollo

Noah Gunn

Global Head of Investor Relations

(212) 822-0540

IR@apollo.com

Joanna Rose

Global Head of Corporate Communications

(212) 822-0491

communications@apollo.com